IQST – iQSTEL Announces 44% Year Over Year Revenue Growth To $64.7 Million With 59% Gross Profit Increase

New York, NY – April 18, 2022 - iQSTEL, Inc. (OTCQX: IQST) today announced the company has published its 2021 annual report with an audited financial statement on SEC Form 10K. In 2021, iQSTEL realized a 44% increase in revenue over 2020 reaching $64.7 million compared $44.9 million the year prior. The company also realized a year over year 59% increase in gross profit.

CEO Leandro Iglesias has published a shareholder letter included in its entirety below to address the higlights of the 2021 annual report. Mr. Iglesias plans to publish a second letter on Thursday, April 21, 2022 to provide shareholders with the latest updates on iQSTEL’s continuing progress toward its 2022 objectives in light of the momentum the company achieved in 2021.

Dear Shareholders:

On behalf of everyone working at iQSTEL to dilligently advance the company, I’m proud to highlight here the exceptional results of their dedicated efforts. I believe the 2021 audited financial results are a meaningful indication of the company’s potential to achieve our stated 2022 objectives. Today, will focus on the 2021 results and in a follow up letter later this week, I will address how I feel these results substantiate our potential to achieve our 2022 objectives.

iQSTEL’s 2021 revenue increased 44% year over year to $64.7 million, and the gross profit increased 59%. Increasing revenues and improving gross margins contributed to a substantial bottom line improvement with the company’s consolidated net loss decreasing 42% year over year. The company’s balance sheet also improved dramatically resulting in an overall 368% increase in shareholder equity.

Below I have included a chart summarizing the year over year operating performance and balance sheet improvements.

Summary Financials 2021 vs 2022
Statements of Operation	2021	2020	%	Direction
Revenues	$64.70 Million	$44.91 Million	44%	Increase
Gross Profit	$1.53 Million	$0.96 Million	59%	Increase
Operating Loss	-$2.98 Million	-$3.21 Million	-7%	Reduction
Consolidated Net Loss	-$3.86 Million	-$6.69 Million	-42%	Reduction
Balance Sheet	2021	2020	%	Direction
Cash	$3.33 Million	$0.75 Million	343%	Increase
Assets	$9.06 Million	$5.95 Million	52%	Increase
Liabilities	$2.64 Million	$8.35 Million	-68%	Reduction
Stockholders´ Equity	$6.42 Million	-$2.40 Million	368%	Increase

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At the following link, you can see more visual analysis of the company’s year over year performance in graphs and charts constructed from the published annual report.

https://bit.ly/IQSTELFINANCIALEVOLUTION

On behalf of the Independent Board of Directors, I want to extend a gracious thanks to all the employees of iQSTEL that have contributed to the delivery of these outstanding results. I also want to thank the iQSTEL shareholders for their continued confidence and support. Look for more from me later this week in a second letter discussing our future in light of these results.

Sincerely,

Leandro Iglesias
CEO

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

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Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

This press release does not constitute a public offer of any securities for sale.

Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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